Exhibit 12

                           THE NEW YORK TIMES COMPANY
                       Ratio of Earnings to Fixed Charges
                      (Dollars in thousands, except ratios)
                                   (Unaudited)

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
                                                                       For the Three Months Ended      For the Nine Months Ended

                                                                     September 24,    September 26,   September 24,   September 26,
                                                                         2000             1999            2000            1999
                                                                         ----             ----            ----            ----
Earnings from continuing operations before fixed charges

Income before income taxes and income from joint ventures               $120,842        $ 99,834        $431,122        $345,199
Distributed earnings from less than fifty percent owned affiliates         5,585           3,941          12,930           7,416
                                                                        --------        --------        --------        --------
Adjusted pre-tax earnings from continuing operations                     126,427         103,775         444,052         352,615
Fixed charges                                                             21,347          16,329          60,866          47,180
                                                                        --------        --------        --------        --------
Earnings from continuing operations before fixed charges                $147,774        $120,104        $504,918        $399,795
                                                                        ========        ========        ========        ========


Fixed charges

Interest expense                                                        $ 18,077        $ 13,485        $ 51,659        $ 39,208
Portion of rentals representative of interest factor                       3,270           2,844           9,207           7,972
                                                                        --------        --------        --------        --------
Total fixed charges                                                     $ 21,347        $ 16,329        $ 60,866        $ 47,180
                                                                        ========        ========        ========        ========

Ratio of earnings to fixed charges                                          6.92            7.36            8.30            8.47
                                                                        ========        ========        ========        ========
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